UNITED STATES
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EPOCH HOLDING CORPORATION
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EPOCH HOLDING CORPORATION
640 Fifth Avenue
New York, New York 10019
(212) 303-7200

Dear Stockholders:	October 19, 2010

        We are pleased to report that our fiscal year ended June 30, 2010 was a successful one. Assets under management ("AUM") increased approximately 44%, from $7.9 billion to $11.3 billion. The increase in AUM resulted from inflows from both new and existing clients combined with an increase in global equity market values over the 12 month period. Net AUM inflows were $2.6 billion, with $1.9 billion from new clients. Revenues increased 71%, from $31.2 million to $53.3 million, while our operating profit margin increased from 11% to 34% for the fiscal year. Importantly, we generated over $17.5 million in free cash flow. Subsequently, as of September 30, 2010, our AUM increased to $12.8 billion reflecting both price appreciation in global equity markets along with a continuation of new business awards.

        We raised the quarterly cash dividend in January 2010 from an annual rate of $0.12 per share to an annual rate of $0.20 per share. A special dividend of $0.30 was declared in December 2009. Additionally, 482,000 shares have been repurchased to date under our share buyback program.

        Investment returns for the one, three and five-year periods ended June 30, 2010 on a risk-adjusted basis met or exceeded expectations for nearly all of our strategies. During the year we also expanded our professional staff on both the investment and client service teams to further our growth ambitions.

        The economic recovery remains sluggish and domestic unemployment is high relative to historic norms. Having experienced the shock of 2008-09, it is not surprising that investors are cautious with respect to earnings forecasts, economic data, and geopolitical factors. Consequently, the equity markets, particularly in the developed economies, remain vulnerable to negative news that would challenge the strength and sustainability of any recovery. Nonetheless, the fundamentals of Epoch's business are strong and opportunities for the successful execution of our investment philosophy and related strategies have never been better.

        Given our strong balance sheet (no debt and nearly $50 million in cash and liquid investments, or approximately $2.20 per share, at the time of this writing), an experienced investment team, and strong risk-adjusted performance, we are confident in our ability to continue building our firm.

        Client interests are paramount. By focusing on providing investment results consistent with client expectations and maintaining a high level of service to clients, shareholders will benefit as well.

Sincerely,

Allan R. Tessler Chairman of the Board	William W. Priest Chief Executive Officer